Exhibit 5.1

                                October 12, 1999



Lakeland Bancorp, Inc.
250 Oak Ridge Road
Oak Ridge, New Jersey 07438


Gentlemen:

You have requested our opinion in connection with the registration with the SEC under the Securities Act of 1933 (the "Act") of 99,600 shares of Common Stock, no par value ("Common Stock"), of Lakeland Bancorp, Inc. (the "Company") on a registration statement on Form S-8 (the "Registration Statement"). The shares of Common Stock to which the Registration Statement relates are issuable pursuant to the replacement options granted in accordance with the consummation of the Agreement and Plan of Merger, dated as of December 7, 1998 ("Agreement"), between the Company and High Point Financial Corp. (the "New Options").

We have examined and relied upon originals or copies, authenticated or certified to our satisfaction, of all such corporate records of the Company, communications or certifications of public officials, certificates of officers, directors and representatives of the Company, and such other documents as we have deemed relevant and necessary as the basis of the opinions expressed herein. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing and relying upon statements of fact contained in the documents which we have examined, we are of the opinion that the shares of Common Stock covered by the Registration Statement, when paid for in full by the participants in accordance with the terms of the New Options, will be, when issued, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto.



Very truly yours,

LOWENSTEIN SANDLER PC


By:  /s/ Laura R. Kuntz
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      Laura R. Kuntz